Bridgewater, NJ...September 2, 2008...Alpharma Inc. (NYSE: ALO), a global specialty pharmaceutical company, today announced that its Board of Directors has adopted a limited duration shareholder rights plan (the “Rights Plan”). The Rights Plan has been adopted in response to King Pharmaceuticals, Inc.’s unsolicited offer to acquire all of the outstanding shares of Alpharma for $33.00 per share, which the Board has determined to be inadequate and not in the best interests of Alpharma shareholders. On August 27, 2008, Alpharma received notification from King Pharmaceuticals that it made a filing with the Federal Trade Commission stating that it intends to acquire a majority of Alpharma’s common stock and, correspondingly, seek clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Dean Mitchell, President and Chief Executive Officer of Alpharma, commented, “Our Board of Directors has adopted this short-term shareholder rights plan in order to guard against a potential takeover by King Pharmaceuticals at an inadequate price that is not in the best interests of shareholders.
“Our Board of Directors is committed to enhancing value for and protecting the interests of all of Alpharma’s shareholders and believes there are many avenues to that goal. In that regard, we announced today that the United States Food and Drug Administration has advised us that our New Drug Application for EMBEDA™ has been accepted and designated for priority review. We believe this positive regulatory development for Alpharma represents another example of our ability to create significant value that should rightfully benefit our shareholders.
“Mindful of Alpharma’s current and future value creation opportunities and in light of King’s unsolicited and aggressive actions, we believe it is both prudent and appropriate to adopt this rights plan to ensure that the Alpharma Board has adequate time to consider the best approach to protect and enhance the interests of Alpharma’s shareholders. The Rights Plan will not, and is not intended to, prevent a takeover of the Company on terms that are fair to and in the best interests of all Alpharma shareholders,” Mr. Mitchell concluded.
Under the Rights Plan, the rights will become exercisable if a person acquires 15% or more of the Class A Common Stock of Alpharma or commences a tender offer that could result in that person owning 15% or more of the Class A Common Stock of Alpharma. The Rights Plan will not apply to existing shareholders who own 15% or more of Alpharma’s existing Class A Common Stock, unless and until they acquire beneficial ownership of additional shares of Alpharma’s outstanding Class A Common Stock. The Rights Plan, which is similar to the rights plans of many other public companies, has a limited term of one year and will expire on September 1, 2009, unless the rights are earlier redeemed or the Rights Plan is terminated earlier by Alpharma.
Alpharma will file a Form 8-K and Form 8-A with the United States Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the Rights Plan.
Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
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Investor Contact	Media Contact
Jack Howarth	Kimberly Kriger/Thomas Davies
Alpharma Inc.	Kekst and Company
Vice President, Investor Relations	Tel: 212-521-4800
Tel: 908-566-4153
Jack.howarth@alpharma.com
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